Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Silicon Manufacturing Partners Pte Ltd:
We consent to the incorporation by reference in the registration statement (No. 333-56878) on Form F-3 and the registration statements (No. 333-63814, No. 333-63816, No. 333-89849, No. 333-116844 and No. 333-145081) on Form S-8 of Chartered Semiconductor Manufacturing Ltd of our report dated April 3, 2008, with respect to the balance sheets of Silicon Manufacturing Partners Pte Ltd as of December 31, 2006 and 2007, and the related statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the twelve-month periods then ended, which report appears in the Form 20-F/A of Chartered Semiconductor Manufacturing Ltd dated April 8, 2008.
/s/KPMG
Singapore
April 3, 2008